Exhibit 99.1

Media contact:

Gina Penzig,

director, corporate communications

Phone: 785.575.8089

gina.penzig@WestarEnergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce.burns@WestarEnergy.com

WESTAR ENERGY ANNOUNCES SECOND QUARTER RESULTS

TOPEKA, Kan., Aug. 4, 2011 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $44 million, or $0.38 per share, for the second quarter 2011 compared with earnings of $53 million, or $0.47 per share, for the second quarter 2010. Earnings for the six months ended June 30, 2011 were $75 million, or $0.66 per share, compared with $83 million, or $0.75 per share, for the same period in 2010.

Per share results for both periods in 2011 reflect additional shares outstanding as a result of the company having issued shares to fund capital investments.

Net income for the second quarter and six months ended June 30, 2011 decreased by $9 million and $8 million, respectively, compared with the same periods for 2010. The decrease for both periods reflects various increases in operating expenses that more than offset higher retail revenues due primarily to higher prices. The increase in operating expenses include higher transmission network costs, higher expenses for regulatory compliance at the Wolf Creek generating station, increased maintenance for tree trimming on the electrical distribution system, increased depreciation expense and higher legal fees.

Westar Energy announces second quarter 2011 results	Page 2 of 4

Earnings Guidance

The company affirmed its earnings guidance for 2011 of $1.65 to $1.80 per share. The affirmation of 2011 earnings guidance excludes an estimated $0.11 per share benefit from the reversal to be recorded in the third quarter of accrued liabilities related to the settlement of claims involving a former executive. The company has posted to its website a summary of factors it considers to be principal drivers and adjustments used in arriving at earnings guidance. The summary is located under Supplemental Materials within the Investors section of the company website at www.WestarEnergy.com.

Conference Call and Additional Company Information

Westar Energy management will host a conference call Friday, Aug. 5 with the investment community at 10:00 a.m. ET (9:00 a.m. CT). Investors, media and the public may listen to the conference call by dialing 800-920-8624, participant code 66988949. A webcast of the live conference call will be available at www.WestarEnergy.com.

Members of the media are invited to listen to the conference call and then contact Gina Penzig with any follow-up questions.

This earnings announcement, a package of detailed second quarter 2011 financial information, the company’s quarterly report on Form 10-Q for the period ended June 30, 2011 and other filings the company has made with the Securities and Exchange Commission are available on the company’s website at www.WestarEnergy.com.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 687,000 customers in the state. Westar Energy has about 6,800 megawatts of electric generation capacity and operates and coordinates more than 34,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Westar Energy announces second quarter 2011 results	Page 3 of 4

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. The factors that could cause actual results to differ materially from these forward-looking statements include those discussed herein as well as (1) those discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (a) under the heading, “Forward-Looking Statements,” (b) in ITEM 1. Business, (c) in ITEM 1A. Risk Factors, (d) in ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and (e) in ITEM 8. Financial Statements and Supplementary Data: Notes 13 and 15; (2) those discussed in the company’s Quarterly Report on Form 10-Q filed Aug. 4, 2011 (a) in ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (b) in Part 1, Financial Information, ITEM 1. Financial Statements: Notes 8 and 9; and (3) other factors discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.

Westar Energy announces second quarter 2011 results	Page 4 of 4

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change	2011	2010	Change

Retail	$399,479	$370,692	$28,787	$757,396	$703,936	$53,460
Wholesale	77,515	78,999	(1,484)	156,109	161,747	(5,638)
Transmission	39,160	36,314	2,846	76,336	72,943	3,393
Other	8,738	9,176	(438)	16,770	16,385	385

Total Revenues	524,892	$495,181	29,711	1,006,611	955,011	51,600

Fuel and purchased power	152,973	137,116	15,857	287,157	270,916	16,241
Operating and maintenance	137,254	121,810	15,444	274,606	242,983	31,623
Depreciation and amortization	71,089	67,107	3,982	141,348	134,037	7,311
Selling, general and administrative	55,970	48,154	7,816	104,734	94,080	10,654

Total Operating Expenses	417,286	374,187	43,099	807,845	742,016	65,829

Income from Operations	107,606	120,994	(13,388)	198,766	212,995	(14,229)

Other income (expense)	818	(2,017)	2,835	(334)	(3,900)	3,566
Interest expense	43,300	43,289	11	86,838	87,905	(1,067)
Income tax expense	19,599	21,158	(1,559)	33,112	34,979	(1,867)

Net Income	45,525	54,530	(9,005)	78,482	86,211	(7,729)
Less: Net income attributable to noncontrolling interests	1,396	1,219	177	2,770	2,220	550

Net income attributable to Westar Energy	44,129	53,311	(9,182)	75,712	83,991	(8,279)
Preferred dividends	242	242	—	485	485	—

Net Income Attributable to Common Stock	$43,887	$53,069	$(9,182)	$75,227	$83,506	$(8,279)

Earnings per common share, basic	$0.38	$0.47	$(0.09)	$0.66	$0.75	$(0.09)

Average equivalent common shares outstanding	114,908	111,523	3,385	114,397	111,225	3,172

Dividend declared per share	$0.32	$0.31	$0.01	$0.64	$0.62	$0.02